Exhibit 99.4

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Layne Team,

Today I share with you what I believe to be the most important and transformative announcement in our company’s 135-year history: Layne has entered into an agreement to join our company with Granite Construction, a leading infrastructure contractor based in Watsonville, California. This combination is the right move for our customers, our business, and, most importantly, our people.

Over the last few years, we have been on a path to grow and improve our business, and because of your hard work, creativity, and dedication, we have made a lot of progress. Combining our company with Granite to accelerate our growth is the next step on our path. They are committed to growing Layne and continuing our long tradition of leadership and innovation in the water and water infrastructure industry.

Like Layne, Granite is a great company with a long history and a trusted name. For nearly a century, Granite has built a track record of success in transportation infrastructure, and they recognize water and water infrastructure as the next great platform. Since I joined Layne three years ago, I have been so impressed with how our people have worked hard to deliver for our customers. One of the most important aspects of this combination, to me, is how it benefits our people, and I can say with confidence: this combination with Granite will give you the opportunity to do even more. You will have opportunities to grow into new roles and learn about new businesses as part of a larger, more diversified company.

Granite has earned their reputation as a great place to work. In fact, just last month, Granite was certified as a great workplace by the independent analysts at Great Place to Work®. They have been on the Forbes list of America’s Best Midsize Employers each of the last two years and the Forbes list of Most Trustworthy Companies each of the last three. They have also been named by the Ethisphere Institute as one of the World’s Most Ethical Companies every year since 2010.

Granite shares Layne’s core values of sustainability, safety, integrity, and excellence. They value and respect the Layne name, our history, and especially your expertise. The combination with Granite provides a great union of culture, industry leadership, and longevity.

Until the closing of the transaction, which is expected to occur in the second quarter of 2018, it will be business as usual for us at Layne. For now, Layne and Granite Construction remain two separate companies. We entered 2018 with great momentum, and I expect us to keep that going by continuing to provide our customers with the exceptional service they expect.

I understand that changes like these can raise questions and sometimes cause uncertainty. To answer some of your initial questions, we’ve put together the attached frequently asked questions (FAQ) document.

To learn more about the transaction, please read the attached press release. To learn more about Granite, you can visit their website here. And later today, you will receive a welcome letter from Granite President and CEO James Roberts.

I will provide additional updates as needed. As always, if you ever have any questions or comments, feel free to contact me directly at +1 281 475 2690 or via email at AskMike@Layne.com.

This is an exciting time to be at Layne. With Granite, our people will have the resources to innovate and lead the water and water infrastructure industry for another 135 years. I ask that you join me in doing your part to continue our success and ensure a smooth transition.

Thank you so much for your hard work and dedication. And please be safe in all you do.

MICHAEL J. CALIEL

President & Chief Executive Officer

LAYNE | water + mineral + energy

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to: the operations of the businesses of Layne and Granite separately and as a combined entity; the timing and consummation of the merger; the expected benefits of the integration of the two companies; the combined company’s plans, objectives, expectations and intentions; and other statements that are not historical fact. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Layne and Granite regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements.

It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined company or the price of Layne’s or Granite’s common stock prior to the merger, or Granite’s common stock following the merger. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: failure to obtain applicable regulatory or stockholder approvals in a timely manner or otherwise; failure to satisfy other closing conditions to the merger; risks that Layne will not be integrated successfully or that Granite will not realize estimated cost savings, synergies and growth or that such benefits may take longer to realize than expected; failure to realize anticipated benefits from Layne’s operations; risks relating to unanticipated costs of integration; reductions in customer spending, or a slowdown in customer payments; unanticipated changes relating to competitive factors in the industry in which Layne and Granite participate; ability to hire and retain key personnel; ability to successfully integrate Layne’s businesses; the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, employees and competitors; ability to attract new customers and retain existing customers in the manner anticipated; reliance on and integration of information technology systems; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their customers; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; the continuing recovery in the mining industry; prevailing prices for various commodities; the timing and extent of future oil and gas drilling and production in the Delaware Basin; longer term weather patterns; the availability of credit; the availability of equity or debt capital needed for the business and foreign currency fluctuations that may affect Layne’s and Granite’s results of operations. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the reports filed with the Securities and Exchange Commission (the “SEC”) and in each company’s other filings made with the SEC available at the SEC’s website at www.sec.gov.

Neither Layne nor Granite undertakes any obligation to update any such forward-looking statements to reflect any new information, subsequent events or circumstances, or otherwise, except as may be required by law.

No Offer or Solicitation

The information in this document is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

Granite will file with the SEC a Registration Statement on Form S-4, which will include a prospectus with respect to Granite’s shares of common stock to be issued in the merger and a proxy statement of Layne in connection with the merger between Granite and Layne (the “Proxy Statement/Prospectus”). The Proxy Statement/Prospectus will be sent or given to the stockholders of Layne and will contain important information about the merger and related matters. LAYNE’S SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Proxy Statement/Prospectus and other relevant materials (when they become available) and any other documents filed by Granite or Layne with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain copies of the Proxy Statement/Prospectus free of charge from Layne or Granite by contacting either (1) Investor Relations by mail at Layne Christensen Company, 1800 Hughes Landing Boulevard, Ste 800, The Woodlands, Texas 77380, Attn: Investor Relations Department, by telephone at 281-475-2600, or by going to Layne’s Investor Relations page on its corporate website at www.layne.com or (2) Investor Relations by mail at Granite Construction Incorporated, 585 West Beach Street, Watsonville, California 95076, Attn: Investor Relations Department, by telephone at 831-724-1011, or by going to the Granite’s Investors page on its corporate website at www.graniteconstruction.com.

Participants in the Solicitation

Layne and Granite and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Layne’s stockholders in connection with the merger and may have direct or indirect interests in the merger. Information about Layne’s directors and executive officers is set forth in Layne’s Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2017, and its Annual Report on Form 10-K for the fiscal year ended January 31, 2017, which was filed with the SEC on April 10, 2017. These documents are available free of charge at the SEC’s website at www.sec.gov, and from Layne by contacting Investor Relations by mail at Layne Christensen Company, 1800 Hughes Landing Boulevard, Ste 800, The Woodlands, Texas 77380, Attn: Investor Relations Department, by telephone at 281-475-2600, or by going to Layne’s Investor Relations page on its corporate website at www.layne.com. Information about Granite’s directors and executive officers is set forth in Granite’s Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 25, 2017, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 17, 2017. These documents are available free of charge at the SEC’s website at www.sec.gov, and from Granite by contacting

Investor Relations by mail at Granite Construction Incorporated, 585 West Beach Street, Watsonville, California 95076, Attn: Investor Relations Department, by telephone at 831-724-1011, or by going to Granite’s Investors page on its corporate website at www.graniteconstruction.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the Proxy Statement/Prospectus that Granite will file with the SEC.